Exhibit 3.1
CERTIFICATE OF AMENDMENT NO. 2
TO
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HC2 HOLDINGS, INC.
HC2 Holdings, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
(a) The name of the Corporation is HC2 Holdings, Inc.
(b) This Certificate of Amendment No. 2 to Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
(c) This Certificate of Amendment No. 2 to Second Amended and Restated Certificate of Incorporation amends the Second Amended and Restated Certificate of Incorporation of the Corporation, as follows:
(i) Section (a) of Article FOURTH of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby replaced in its entirety with the following:
“(a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 180,000,000 shares of capital stock, consisting of (i) 160,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).”
* * * * *
IN WITNESS WHEREOF, HC2 Holdings, Inc. has caused this Certificate of Amendment No. 2 to be signed by its Corporate Secretary on and as of November 20, 2020.
By: /s/ Joseph A. Ferraro
Name: Joseph A. Ferraro
Title: Corporate Secretary